Exhibit 99.1

Spartan Motors to Present at 15th Annual Craig-Hallum Institutional Investor Conference on May 30

CHARLOTTE, Mich., May 29, 2018 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that management will participate in the 15th Annual Craig-Hallum Institutional Investor Conference at the Depot Renaissance Minneapolis Hotel.

Daryl Adams, President and Chief Executive Officer, will participate in one-on-one meetings with attendees on Wednesday, May 30. The investor presentation to be used at the conference will be posted to the Company’s website, www.spartanmotors.com, under the Investor section.

Investors interested in setting up a meeting with management, or learning more about the Company, are encouraged to contact their Craig-Hallum representative or Juris Pagrabs, Group Treasurer and Director of Investor Relations at Spartan Motors.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer, and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies, and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces, and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal, and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

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CONTACT:

Investors:

Juris Pagrabs

Group Treasurer & Director of Investor Relations

Spartan Motors, Inc.

(517) 997-3862